Exhibit 99.1

Acushnet Holdings Corp. Announces

Offering of Senior Notes

FAIRHAVEN, MA—September 26, 2023—Acushnet Holdings Corp. (NYSE: GOLF) today announced that its wholly-owned subsidiary, Acushnet Company (the “Issuer”), intends to raise $350,000,000 through an offering of senior notes due 2028 (the “Notes”).

The proceeds from the Notes offering will be used to repay existing borrowings under the Issuer’s revolving secured credit facility and to pay fees and expenses related to the Notes offering. The consummation of the Notes offering is subject to market and other customary conditions.

Certain statements in this press release are forward-looking statements. These statements involve a number of risks, uncertainties and other factors, including the failure to consummate the Notes offering and potential changes in market conditions that could cause actual results to differ materially.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any offer, solicitation or sale of the Notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful. The Notes to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. The Notes are being offered only to persons reasonably believed to be qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act and outside the United States only to non-U.S. investors pursuant to Regulation S under the Securities Act. Any offer of the Notes will be made only by means of a private offering memorandum.

About Acushnet Holdings Corp.

We are the global leader in the design, development, manufacture and distribution of performance-driven golf products, which are widely recognized for their quality excellence. Driven by our focus on dedicated and discerning golfers and the golf shops that serve them, we believe we are the most authentic and enduring company in the golf industry. Our mission—to be the performance and quality leader in every golf product category in which we compete—has remained consistent since we entered the golf ball business in 1932. Today, we are the steward of two of the most revered brands in golf—Titleist, one of golf’s leading performance equipment brands, and FootJoy, one of golf’s leading performance wear brands.

Media Contact:

AcushnetPR@icrinc.com

Investor Contact:

IR@AcushnetGolf.com